EXHIBIT 99.1

3120 W. Lake Center Drive Santa Ana, California 92704 Tel. (714) 825-5200

News Release

CONTACT:	Suzanne C. Shirley Investor Relations (714) 825-5491	Ben Singer Media Relations (714) 825-5120

FOR IMMEDIATE RELEASE

PACIFICARE HEALTH SYSTEMS COMPLETES DEBT FOR

EQUITY EXCHANGE

SANTA ANA, Calif., October 3, 2001 — PacifiCare Health Systems, Inc. (NASDAQ: PHSY) announced today that the company completed a debt for equity exchange with a holder of its 7% Senior Notes due 2003. As a result of the transaction conducted with HBV Rediscovered Opportunities Fund LP, an investment fund operated by New York-based HBV Capital Management, LLC, the company issued approximately 753,000 shares of common stock and retired $12 million in debt. PacifiCare now has approximately 34.5 million shares outstanding.

     Dedicated to making peoples’ lives better, PacifiCare Health Systems is one of the nation’s largest health care services companies with approximately $12 billion in annual revenues. Primary operations include health insurance products for employer groups and Medicare beneficiaries in eight Western states and Guam. Other specialty products and operations include behavioral health services, life and health insurance, dental and vision services and pharmacy benefit management. More information on PacifiCare Health Systems can be obtained at www.pacificare.com.

# # #